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                                                                    Exhibit 99.1

                                    AGREEMENT

         This Agreement ("Agreement") dated July 9, 2001 is entered into between MDI ENTERTAINMENT, INC., a Delaware corporation with its principal office located in Hartford, Connecticut ("MDI"), and Oxford International, Inc., a Maryland corporation with its principal office located in Easton, Maryland ("Oxford"). MDI and Oxford are sometimes referred to herein individually as a "Party" and collectively as the "Parties."



                               W I T N E S S E TH:

         WHEREAS, the Parties are parties to that certain Stock Purchase Agreement dated as of April 25, 2001 (the "Stock Purchase Agreement"); and

         WHEREAS, MDI filed a Certificate of Designations, Preferences and Rights of Series C Preferred Stock (the "Certificate of Designations") with the Secretary of State of the State of Delaware and issued 2,100 shares of Series C Preferred Stock (the "Series C Stock") to Oxford, subject to the terms and conditions of this Agreement; and

         WHEREAS, MDI has accepted 2,000,000 shares of common stock of DataMEG Corp. (the "Datameg Shares") and 1,656,000 shares of common stock of McClendon Transportation Group, Inc. (the "McClendon Shares") as payment for the Series C Stock, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, the Parties agree as follows:

         1. Oxford hereby agrees that it hereby converts the 2,100 shares of Series C Stock into 2,100,000 shares (the "Shares") of common stock of MDI, effective immediately. Oxford hereby waives performance of all terms of the Stock Purchase Agreement and Certificate of Designations which were to have been performed prior to the date hereof, including without limitation, any agreement to pay dividends on the Series C Stock, and agrees that any obligations of MDI which are to be calculated by reference to the date of the Stock Purchase Agreement or Certificate of Designations be calculated as if the date of such document and the closing thereunder were July 9, 2001. The Certificate of Designations shall be null and void and of no further force or effect, either retroactively or prospectively. In addition, notwithstanding Section 4 of the Stock Purchase Agreement, Oxford shall not be entitled to nominate one member of MDI's Board of Directors.

         2. MDI shall release the Series C Stock and the shares of MDI common stock held in escrow from escrow and cooperate with Oxford to expedite the issuance to Oxford of a stock certificate representing the Shares. Such certificate shall bear the standard securities act legend.

         3. MDI shall have the right, at any time, at its option to exchange the Datameg Shares and/or the McClendon Shares for a number of Shares having equal value, such option may be exercised in whole or in part, from time to time. For purposes of any such exchange, the value of the Datameg Shares and McClendon Shares shall be based on the closing price, as reported by the Nasdaq Stock Market, on July 6, 2001, or $1.48 and $0.75, respectively, subject to adjustment for


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any stock splits, stock dividends or similar events which occur after the date hereof. The value of the Shares shall be equal to the common share equivalent of the Series C Stock as indicated in the Stock Purchase Agreement, subject to adjustment for any stock splits, stock dividends or similar events which occur after the date hereof. MDI may exercise such option by giving Oxford written notice of any such exchange in advance of any such exchange, such notice to include the number of Datameg Shares and/or McClendon Shares to be exchanged and the number of Shares to be received by MDI in such exchange. The closing of the transfer shall occur within three business days after such notice by delivery of duly endorsed stock certificates or instructions to the appropriate parties to transfer the appropriate shares to the appropriate parties.

         4. MDI agrees that Oxford may pledge the Shares or otherwise use them as collateral, provided that the foregoing is subject to the right of exchange set forth in Section 3. Oxford agrees that it will not sell or offer to sell the Shares in a private transaction without the written consent of MDI. Upon the effectiveness of a registration statement registering the Shares, MDI agrees that Oxford will be entitled to sell, transfer or assign that number of Shares calculated on any given day by multiplying the total number of Shares (as adjusted for any stock splits or stock dividends) by a fraction, the numerator of which shall be either (i) the net proceeds to MDI from any sale of Datameg Shares or McClendon Shares or (ii) the proceeds MDI would be eligible to receive from a permitted sale of Datameg Shares or McClendon Shares under Rule 144 promulgated under the Securities Act of 1933 or an effective registration statement registering the Datameg Shares or McClendon Shares (based on the average closing price of the Datameg Shares or McClendon Shares for the ten trading days prior to such sale or transfer by Oxford) and after giving effect to any other limitations on MDI's ability to sell the Datameg Shares or the McClendon Shares, and the denominator of which shall be $3.2 million. In addition, upon the effectiveness of a registration statement registering the Shares, Oxford agrees that it will work with MDI to liquidate the Shares in an orderly manner in order to not materially effect MDI's stock price (i.e., transfer no more than 10% of the Shares per week). Oxford and MDI agree that the net proceeds of the sale of the Datameg Shares and McClendon Shares shall not exceed $3.2 million. Any net proceeds over $3.2 million shall be returned to Oxford. Oxford shall not take any action which shall preclude it from observing the conditions of Sections 3 and 4.

         5. Oxford, simultaneously with the execution of this Agreement, shall execute and deliver to MDI an affidavit in form attached hereto as Appendix A (the "Affidavit"). Oxford understands and acknowledges that MDI intends to rely on the Affidavit and use it for the sale of the Datameg Shares and McClendon Shares. Oxford hereby agrees to indemnify MDI against any and all damages it may sustain as a result of any inaccuracy in the Affidavit.

         6. The Parties agree that all terms and conditions contained in the letter from Irwin Liptz to Jonathan Betts dated June 28, 2001, attached hereto as Appendix B (the "Liptz Letter"), remain in full force and effect during the term of this Agreement, subject to the following sentence. If MDI decides to liquidate the McClendon Shares and not exchange such shares pursuant to Section 3 of this Agreement, but is not able for any reason to sell all or a portion of the McClendon Shares, then during the five-day period given to Oxford to purchase the McClendon Shares pursuant to the Liptz Letter, Oxford, during such five-day period, shall either purchase the McClendon Shares offered by MDI or deliver to MDI shares of DataMEG Corp. or other marketable securities acceptable to MDI having the same value of the McClendon Shares determined in accordance with Section 3.

         7. Miscellaneous

                  a. Entire Agreement; Amendments. This Agreement contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements among the Parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by all Parties hereto.

                  b. Successors; Benefits of Agreement. The provisions of this Agreement shall be binding


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upon and inure to the benefit of the respective heirs, executors, administrators and successors and assigns of the Parties hereto.

                  c. Waiver of Breach. A waiver of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision, and any failure to enforce any provision hereof shall not operate as a waiver of such provision or of any other provision.

                  d. Counterparts; Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Headings said herein are for convenience of reference only and are not to affect the interpretation of this Agreement.

                  e. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

                  f. Severability. In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                  g. Remedies. Each of the Parties acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause irreparable harm. In the event of a breach or threatened breach by a party of the provisions of this Agreement, the other Parties shall be entitled to seek an injunction restraining it (or its employees or agents) from such breach with a court of law.

                  h. Notices. Any notices required by this Agreement shall be in writing and delivered personally or mailed by overnight or registered mail to the party entitled to such notice at the address set forth below opposite the name of such party:

         If to MDI, to:             MDI Entertainment, Inc., Attn:
                                    Steven M. Saferin, 201 Ann Street,
                                    Hartford, CT 06103

         with a copy to:            Mintz, Levin, Cohn, Ferris, Glovsky and
                                    Popeo, P.C., Attn: Kenneth R. Koch, Esq.,
                                    666 Third Avenue, New York, NY  10017

         If to Oxford, to:          Oxford International, Inc., Attn:
                                    Gregory C. Dutcher, 125 N. West Street,
                                    Easton, MD 21601

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         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.



                             MDI ENTERTAINMENT, INC.



                             By:  /s/ Steven M. Saferin
                                ---------------------------------------
                                Steven M. Saferin
                                President and Chief Executive Officer



                             OXFORD INTERNATIONAL, INC.



                             By: /s/ Gregory C. Dutcher
                                ---------------------------------------
                                Gregory C. Dutcher
                                President